Exhibit 5.1

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

May 8, 2018

Board of Directors

BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

Ladies and Gentlemen:

We have acted as special counsel to BayCom Corp, a California corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to 450,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), to be offered pursuant to the BayCom Corp Amended and Restate 2017 Omnibus Equity Incentive Plan (the “Plan”). The Registration Statement also registers an indeterminate number of additional shares which may be issuable as a result of a stock split, stock dividend or similar transaction. We have been requested by the Company to furnish this opinion to be included as an exhibit to the Registration Statement.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We also have assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and have additionally assumed that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying and have made no independent investigations thereof.

For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to awards under the Plan will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Plan; (ii) on the dates the stock options issued under the Plan are exercised and the share awards vest, the stock options and the share awards will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) the stock options are exercised in accordance with their terms and the Plan and the exercise price therefor is paid in accordance with the terms thereof; (iv) no change occurs in applicable law or the pertinent facts; and (v) the provisions of “blue sky” and other securities laws as may be applicable will have been complied with to the extent required.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion as of the date hereof that the shares of Common Stock being so registered will be, when and if issued, sold and paid for in accordance with and as contemplated by the Plan, validly issued, fully paid and non-assessable.

Baycom Corp

May 8, 2018

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock. The foregoing opinion is limited to the General Corporation Law of the State of California, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this opinion. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP